Exhibit 99.1



                    MID PENN BANCORP, INC. DECLARES DIVIDEND
                       AND REPORTS THIRD QUARTER EARNINGS

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX - MBP), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, November 22, 2004, to shareholders of record Wednesday, November 10, 2004.

         Mid Penn Bancorp, Inc. also reported earnings of $1,057,000 for the third quarter of 2004 compared to $1,086,000 earned in the prior year's third quarter.

         Earnings per share for the third quarter of 2004 amounted to $.33 compared to $.34 during the same period of 2003. The return on equity was 12.1%. The main reason for the decrease in earnings was the larger provision for possible loan losses booked during the second and third quarters of 2004. These provisions were made as a result of the increased loan growth and the recognized impairment of a commercial real estate loan.

         Total assets at September 30, 2004, were approximately $399 million, an increase of 6.9% from the prior year. Gross loans of $277,173,000 increased by $42 million or 18.2% at September 30, 2004, compared to the prior year. The increase in loans was primarily in the commercial loan portfolio. Loan quality ratios remained strong, with non-performing loans and delinquency levels within bank targets.

         Total deposits as of September 30, 2004, were $301 million compared to $288 million the prior year, an increase of 4.6%. Deposit growth was experienced in time deposit accounts as well as in demand deposits.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive independent community bank offering a full line of business, personal, and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 11 offices in Dauphin,
Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.